Exhibit 99.1

NPS Pharmaceuticals Announces Amended Royalty Agreement with Amgen

Deal expected to accelerate at least $75 million for NPS by end of 2013

Proceeds to support anticipated product launches and financial independence

BEDMINSTER, N.J.--(BUSINESS WIRE)--July 2, 2012--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today announced that it has amended its license agreement with Amgen for royalties from sales of cinacalcet HCl (Sensipar®/Mimpara®). Under the revised agreement, NPS will receive a one-time $25 million payment in July 2012 in exchange for its rights to receive royalties under the license agreement that are earned after December 31, 2018. The amendment also limits the royalty offset of the royalty advance that NPS received from Amgen in August 2011 to $8 million per quarter with royalties in excess of $8 million paid to NPS for the respective quarter, thereby extending the royalty advance repayment period. After the repayment of the royalty advance and a 9 percent per annum discount factor on the outstanding balance, Amgen will resume paying NPS all royalties earned through December 31, 2018. As of June 30, 2012, NPS owed Amgen a balance of $92 million on the royalty advance.

“This agreement significantly accelerates our cash flow with at least $75 million of incremental cash expected through 2013,” said Luke M. Beshar, executive vice president and chief financial officer. “These funds are expected to fully support the cash requirements to launch both Gattex and Natpara, and represent a critical step in our transition to a self-sustaining commercial-stage organization. This innovative transaction underscores our commitment to accessing capital at the lowest possible cost and in a manner that is in the best interests of our shareholders.”

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adult short bowel syndrome (SBS) and a Phase 3 registration study has been completed for Natpara™ (recombinant human parathyroid hormone (rhPTH [1-84]) in adult hypoparathyroidism. NPS' earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, Kyowa Hakko Kirin, and Nycomed (acquired by Takeda Pharmaceutical Company Limited).

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for Gattex and Natpara, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information. Additional information about NPS Pharmaceuticals is available through its corporate website, http://www.npsp.com.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com